Exhibit 5.1


                            Thompson Hine & Flory LLP
                           2000 Courthouse Plaza, N.E.
                              10 West Second Street
                                Dayton, OH 45402
                                 (937) 443-6600

October 25, 2000


TBC Corporation
4770 Hickory Hill Road
Memphis, Tennessee 38141

Ladies and Gentlemen:

We have acted as counsel to TBC Corporation, a Delaware corporation (the "Company"), in connection with the TBC Corporation 2000 Stock Option Plan (the "Plan") and the preparation of the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission in connection therewith.

Please be advised that we have examined such proceedings and records of the Company, and have made investigation of such other matters, as in our judgment permit us to render an informed opinion on the matters set forth herein.

Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company offered under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plan.

Very truly yours,

/s/ Thompson Hine & Flory LLP

SSN:JMR:lsh




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